Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
DIGITAL GENERATION SYSTEMS, INC.

Pursuant to the Section 242 of the Delaware General Corporation Law (the “DGCL”), DIGITAL GENERATION SYSTEMS, INC., a corporation organized and existing under and by virtue of the DGCL, has adopted the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE ONE

The name of the corporation is Digital Generation Systems, Inc. (the “Corporation”).

ARTICLE TWO

The following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted by resolution of the Board of Directors of the Corporation on May 26, 2006.  The Amendment was adopted by the stockholders of the Corporation at a meeting of the stockholders duly called and held on August 24, 2006.

ARTICLE THREE

The Amendment amends ARTICLE FIRST to the Certificate of Incorporation.  As amended, Article First reads in its entirety as follows:

FIRST:  The name of the Corporation is DG FastChannel, Inc.

[Remainder of the Page Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 28th day of August, 2006.

DIGITAL GENERATION SYSTEMS, INC.

By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer